ANNUAL COMPLIANCE STATEMENT

CERTIFICATION

J.P. Morgan Chase Commercial Mortgage Securities Trust 2012-CIBX, Commercial Mortgage

Pass-Through Certificates, Series 2012-CIBX (the “Trust”)

I, Andrew Hundertmark and Grace Bodemuller-Holst, on behalf of Argentic Services Company LP, as Special Servicer (the “Certifying Servicer”), certify to J.P. Morgan Chase Commercial Mortgage Securities Corp. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.      I (or Servicing Officers under my supervision) have reviewed the Certifying Servicer’s activities between November 3, 2020 and December 31, 2020 (the “Reporting Period”) and the Certifying Servicer’s performance under the Pooling and Servicing Agreement dated as of June 1, 2012 (the “Pooling and Servicing Agreement”), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Wells Fargo Bank, National Association, as master servicer and certificate administrator, Argentic Services Company LP, as successor to Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, U.S. Bank National Association, as Trustee, and TriMont Real Estate Advisors, Inc., as senior trust advisor; and

2.     To the best of my knowledge, based on such review, the Certifying Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period

Date: February 19, 2021

ARGENTIC SERVICES COMPANY LP, a

Delaware limited partnership

By: /s/ Andrew Hundertmark

      Name: Andrew Hundertmark

      Title:  Authorized Signatory

By: /s/ Grace Bodemuller-Holst

      Name: Grace Bodemuller-Holst

      Title:  Authorized Signatory